Exhibit 16.1

September 14, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of GeoMet Inc.’s Form 8-K dated September 14, 2012, and have the following comments:

1.     We agree with the statements made in the first through fourth paragraphs.

2.     We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP